February 25, 2022
Ashmore Funds
c/o Ashmore Investment Advisors Limited
61 Aldwych
London WC2B 4AE, EnglandCONSENT OF COUNSEL We hereby consent to the use of our name and the references to our firm under the caption “Legal Counsel” included in or made a part of Post-Effective Amendment No. 64 to the Registration Statement of Ashmore Funds on Form N-1A under the Securities Act of 1933, as amended.
Very truly yours,
Ropes & Gray LLP